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                                                                 EXHIBIT (A)(5)

                       NATIONAL SERVICE INDUSTRIES, INC.

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                         Supplement dated May 16, 2003
                              to Offer to Purchase
                        Any and All Outstanding Options
               to Purchase its Common Stock, dated April 25, 2003
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         This document (this "supplement") supplements and amends National
Service Industries, Inc.'s Offer to Purchase Any and All Outstanding Options to Purchase its Common Stock, dated April 25, 2003 (the "offer to purchase"). Except as set forth in this supplement, the terms and conditions of the offer remain as set forth in the offer to purchase.

EXTENSION OF EXPIRATION DATE

         The time by which optionholders must tender their options in order to be able to receive payment pursuant to the offer is hereby extended to 5:00 p.m., Eastern Daylight Time, on June 3, 2003, at which time the offer will expire unless extended further by us or unless the offer is earlier terminated by us in accordance with the terms of the offer.

IMPORTANT

         The fourth sentence of the second paragraph of the section of the offer to purchase entitled "Important" is hereby amended and restated in its entirety as follows: "You should not assume that the information contained in this offer to purchase is accurate as of any date other than such date and the mailing of this offer to purchase will not create any implication that the information contained in this offer to purchase is accurate as of any other date; provided, that, if a material change occurs in the information set forth in the offer to purchase, we will promptly notify you of such change."

SUMMARY TERM SHEET-CONDITIONS OF THE OFFER

         The fifth sentence of the section entitled "Conditions of the Offer" in the Summary Term Sheet of the offer to purchase is hereby amended and restated in its entirety as follows: "We expect that the offer will be consummated promptly following completion of the merger (provided that the offer will remain open for at least 20 business days)."

CONDITIONS

         The section of the offer to purchase beginning on page 9 and entitled "Conditions" is hereby amended and restated in its entirety as follows:

         "The offer is not conditioned on any minimum number of options being tendered. However, the offer is conditioned upon completion of the merger with NS Acquisition Corp. The merger is subject to several conditions which are described elsewhere in the offer to purchase. These conditions to the merger are subject to waiver in accordance with the terms of the merger agreement. Such conditions to the merger are not conditions to the offer.

         In addition to the condition that the merger be completed as described above, and subject to the rules under the Exchange Act, we may extend, terminate or amend the offer, if on or before the expiration date, any of the following events have occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the options tendered to us:

         - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal


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                  that directly or indirectly challenges the making of the
                  offer, the acquisition of some or all of the tendered options, or the payment of the purchase price for the tendered options.

         The conditions referred to above are for our benefit and may be asserted by us regardless of the circumstances, including any action or omission to act by us, giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion; provided that the conditions to this offer may not be asserted or waived after the expiration of this offer. Thus, if the conditions have not been met by the time of the expiration of the offer and we do not extend the offer, we will have been deemed to waive such conditions and will be obligated to pay for the tendered options promptly after the expiration of the offer. In some circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, we do not expect to waive the foregoing condition relating to the completion of the merger."

PROCEDURES FOR TENDERING OPTIONS

         The third paragraph of the section of the offer to purchase beginning on page 10 entitled "Procedures for Tendering Options" shall be amended and restated in its entirety as follows: "Subject to our right to extend, terminate or amend the offer, we will accept promptly after the expiration date all properly tendered options that have not been validly withdrawn."

         The third sentence of the fifth paragraph of the section of the offer to purchase beginning on page 10 entitled "Procedures for Tendering Options" shall be amended and restated in its entirety as follows: "We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. However, if we waive a condition, it will be waived for all holders."

EXTENSION, AMENDMENT AND TERMINATION OF THE OFFER

         The section of the offer to purchase beginning on page 11 and entitled "Extension, Amendment and Termination of the Offer" is hereby amended to add the following paragraph: "NSI will not terminate the offer prior to the expiration date for any reason other than (a) the termination of the merger agreement or (b) the occurrence of any of the events expressly set forth in the section of this supplement entitled "Conditions" above. If NSI terminates the offer prior to the expiration as set forth in the foregoing sentence, NSI will promptly return each tendered option to the holder thereof."

         All references in the offer to purchase and this supplement to NSI terminating the offer prior to the expiration date should be read together with the foregoing paragraph.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The third paragraph of the section of the offer to purchase on page 17 entitled "Certain U.S. Federal Tax Consequences" is hereby amended by adding the following sentences: "In the future, if you receive the amount described in "Significant Consequences to Non-Tendering Optionholders" in respect of your options, you will have ordinary compensation income equal to such amount. If you are an employee, the amount then payable to you will be subject to U.S. federal, and possibly also state and local, withholding."